First Quarter 2023 Update

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Fellow Shareholders,
This quarter, our portfolio companies proved their resilience in the face of volatile markets and varied economic pressures.

Dun & Bradstreet
•Total revenue of $540 Million, above consensus estimates of $532 Million
•$190 Million of Adjusted EBITDA also exceeded consensus estimates of $188 Million
Alight
•Reached milestone of $1.5 Billion in cumulative BPaaS bookings from 2021 to 2023
•Posted total revenue three percentage points above consensus

Ceridian
•In February 2023, Cannae sold 1 Million Ceridian shares for gross proceeds of $78 Million, representing a nearly 13x multiple of invested capital
•Dayforce Wallet has now delivered over $1 Billion in wages since launching
Paysafe
•Hosted 2023 Analyst and Investor Day in March
•Added the Massachusetts and Ohio online sports betting markets

System1
•Named Microsoft Advertising's Supply Partner of the Year Americas for the second year in a row
•Filed Notification of Late Filing in March 2023

Black Knight Football
•In January 2023, Cannae funded $40 Million, the next portion of its capital commitment to Black Knight Football and Entertainment ("BKFE")
•Later in the quarter, BKFE closed on the acquisition of a significant minority interest in FC Lorient, a French Ligue 1 football club

Sightline Payments
•Backlog of over 30 casino operators in implementation for Mobile+ product

AmeriLife
•Announced several new platform, product and partnership expansions

Computer Services
•Year ended February 2023 was record-setting in terms of signing core banking agreements with new banks

Liquidity
•Cannae has $85 Million of outstanding borrowings under its FNF credit facility
•Our $250 Million margin loan remains at full capacity
•As of May 8, 2023, Cannae had $259 Million in corporate cash and short-term investments

Sincerely,
WILLIAM P. FOLEY, II
Chairman

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE

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Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2023	March 31, 2022
Total revenues	$540.4	$536.0
Net loss	$(33.7)	$(31.3)
EBITDA	$153.8	$155.7
Adjusted EBITDA	$190.0	$190.1

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Last week, D&B reported results for the first quarter ended March 31, 2023, with total revenues of $540 Million. Revenues before the effect of foreign exchange grew 2.9%, and, more importantly, revenues on an organic constant currency basis grew 3.2%. First quarter revenue growth exceeded D&B’s expectations as robust demand continues for their mission critical solutions throughout the world. D&B’s risk solutions, which support third party and supply chain risk management, continued their double digit growth. Sales and Marketing revenues increased 4.4% organically, driven by high single digit growth in Master Data Management and Digital Marketing solutions.

Adjusted EBITDA in the first quarter was $190 Million, consistent with the prior year quarter, which included a $4 Million headwind from the strengthening of the US dollar.

D&B continues to deliver resilient results despite a worsening macro-economic backdrop. As the transformation continues, they continue to make meaningful progress towards the operational and financial objectives outlined during their February Investor Day. Whether it’s driving new innovation (vitality index now at 20%); enhancing their data and analytics (50% reduction in data supply chain complexity), or turning around legacy solutions (Hoover’s low single digit growth), D&B continues to focus on accelerating growth while continuing to deliver attractive returns.

The Environmental, Social, Governance ("ESG") industry is constantly evolving as businesses and investors become more aware of the importance of sustainability and responsible business practices. In the last year, D&B has successfully brought to market several distinct ESG products, all powered by a rapidly expanding global ESG dataset on companies. Last week, the company announced that is has expanded its ESG Rankings coverage across public and private companies from 42 Million to 74 Million in 185 countries. This expansion reflects a recent update regarding the materiality weighting assigned to the company’s ESG Rankings to better align with the Sustainability Accounting Board Standards (SASB).

On April 26, 2023, D&B announced its quarterly cash dividend of $0.05 per share, to be paid on June 15, 2023, to shareholders of record as of June 1, 2023.

Cannae holds 79.0 Million shares of D&B common stock, representing approximately 18% of D&B’s outstanding shares. As of May 8, 2023, the aggregate gross value of these shares was approximately $853 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE

Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2023	March 31, 2022
Total revenues	$831.0	$725.0
Net loss	$(74.0)	$(13.0)
EBITDA	$55.0	$113.0
Adjusted EBITDA	$154.0	$142.0

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and dependents. The Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. For more information, please visit www.alight.com.

We are very pleased with the first quarter results that Alight reported this morning, notably reaching $1.5 Billion in cumulative BPaaS bookings on a contract value basis nine months ahead of its original projections, complementing double-digit growth in total revenue, mid double-digit growth in BPaaS revenue, and high single-digit growth in Adjusted EBITDA. Management reported that more than 87% of anticipated 2023 revenue is under contract and reaffirmed 2023 full-year guidance, including double digit growth in both projected revenue and Adjusted EBITDA.

Alight's total revenue increased $106 Million, or nearly 15% to $831 Million, driven by Employer Solutions. Employer Solutions revenue rose 16%, to $723 Million, as compared to $623 Million in the prior year. BPaaS revenue increased 50% in the first quarter, following an increase of 61% in the fourth quarter of 2022. Further, BPaaS revenue of $171 Million represented 20.6% of total revenue, an increase of nearly 5% from the prior year. Total BPaaS bookings on a contract value basis were $75 Million for the quarter. Recurring revenue increased by 16% to $712 Million in the first quarter and comprised nearly 86% of total revenue, a 130 basis point increase from the metric in the prior year.

From a profitability perspective, Adjusted EBITDA increased 8.5% to $154 Million, reflecting a pull forward of strategic investments in connection with its product release schedule as well as the transformation of its ongoing delivery model and customer care, which support large new deals. Alight is making additional investments in product and technology and its go-to market strategy to drive its transformation forward and enhance long-term growth.

During the quarter, the company announced further enhancements to Alight Worklife, its proprietary employee experience platform. The latest release offers more than 65 new features including fully integrated wellbeing solutions, expanded family access, increased healthcare navigation support, and smarter user experience including the new AI-driven Smart Savings Planner. Alight also expanded its relationship with Workday in Europe. These enhancements and relationships are translating into further wins and expanded scopes, including MasterBrand, Dentsu and a Fortune 50 food and beverage company.

With regard to capital allocation, the company repurchased 1.1 Million of its shares in March 2023 and has remaining share repurchase authorization of $78 Million. Alight will host an Investor Day from 1 p.m. through 3:30 p.m. Eastern Time on Monday, May 15 ,2023 at the New York Stock Exchange.

Cannae holds 52.5 Million shares of Alight Class A common stock, representing approximately 10% of Alight’s outstanding shares. As of May 8, 2023, the aggregate gross value of these shares was approximately $474 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE

Ceridian HCM Holdings, Inc.
(NYSE: CDAY)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2023	March 31, 2022
Total revenues	$370.6	$293.3
Net earnings (loss)	$9.9	$(27.4)
EBITDA	$59.7	$2.3
Adjusted EBITDA	$105.4	$57.4

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Ceridian during the periods on a non-cash basis within Recognized gains (losses), net.

Ceridian is a global human capital management software company. Dayforce, its flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. The Dayforce platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Further information is available at www.ceridian.com.

On May 3, 2023, Ceridian released first quarter results that exceeded guidance across all metrics, delivering another quarter of double-digit year-over-year growth again in total revenue and recurring revenue. Notably, Adjusted EBITDA increased by nearly 84% in the first quarter 2022, following year-over-year increases of approximately 75% and 61% in the preceding two quarters.

Dayforce, Ceridian's cloud-based human capital management system, increased the total customer live on the platform by 10.2% year-over-year, from 5,609 to 6,179 at the end of March. Dayforce recurring revenue was up nearly 44% and 46%, on a reported and constant currency basis, respectively.

Ceridian confirmed or raised guidance for fiscal year 2023, projecting total revenue between $1,480 Million to $1,500 Million, an increase of approximately 20% on a GAAP basis; Dayforce recurring revenue of $939 Million to $949 Million, an increase of approximately 25% year-over-year and Adjusted EBITDA of $366 Million to $379 Million. Ceridian's financial performance across metrics represent strong double-digit increases year-over-year, with the increase in Adjusted EBITDA in the mid-to-high 40% range.

A recent survey of Dayforce Wallet users noted on-demand pay is a driver of employee engagement and retention. In April 2023, the company announced that Dayforce Wallet has delivered more than $1 Billion in wages to users since launching in 2020. Ceridian’s on-demand pay solution has grown to include 1,450 customers signed on and over 930 customers live on the product as of March 31, 2023. The average registration rate was above 50% across all eligible employees and the typical wallet user does so about 25 times per month.

Additionally, in the first quarter of 2023, the Office of Comptroller of the Currency authorized Ceridian to open the Ceridian National Trust Bank, which will act as trustee for Ceridian's U.S. payroll trust. This change is intended to reduce complexity at the individual state level and provide further protection to Ceridian customers.

Cannae holds 5 Million shares or approximately 3% of Ceridian’s outstanding shares, which had an aggregate gross value of $293 Million as of May 8, 2023.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE

Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2022	December 31, 2021
Total revenues	$383.6	$371.7
Net (loss) earnings	$(33.7)	$90.5
EBITDA	$71.8	$157.0
Adjusted EBITDA	$107.6	$105.4

Cannae reports its equity in earnings or loss of Paysafe on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended December 31, 2022, and 2021.

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry-leading capabilities in payment processing, digital wallet, and online cash solutions. With over 20 years of online payment experience, an annualized transactional volume of over $130 Billion in 2022, and approximately 3,300 employees located in 12+ countries, Paysafe connects businesses and consumers across 100 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

On March 9, 2023, Paysafe announced its financial results for the three and twelve month periods ended December 31, 2022, posting continued improvement throughout the second half of the year. Total payment volume of more than $33 Billion in the fourth quarter 2022, a 5% increase itself, translated into total revenue growth of 8% on a constant currency basis, exceeding prior guidance. Full year 2022 total payment volume topped $130 Billion, a 6% increase year-over-year, with total revenue growth of 5% on a constant currency basis. Adjusted EBITDA of $108 Million in the fourth quarter 2022 was above the midpoint of prior guidance and resulted in full year 2022 Adjusted EBITDA of $410 Million, a decrease of 3% in constant currency.

Paysafe's overall revenue mix has migrated toward North America, driven by Merchant Solutions, reflecting stronger growth as compared to Europe, where foreign exchange fluctuations, the Russia-Ukraine war and gambling regulations dampened results, partially offset by growth from the recent acquisitions in Latin America.

The company made debt repayments and repurchases totaling of $18.5 Million in notional value during the fourth quarter of 2022, and $77 Million for the full year. Paysafe's net debt to Adjusted EBITDA ratio was 5.8 times at year-end, and management stated a targeted range of 5.1 to 5.3 times by the end of 2023.

Management also provided guidance for the first quarter and full year 2023, guiding increases of 6.3% and 11.5% growth in total revenue and Adjusted EBITDA year-over-year (both at the mid-point of management's guidance) respectively, and a more than 100 basis point increase in Adjusted EBITDA margin percentage.

Paysafe has continued to expand, recently adding the newly launched Massachusetts and the Ohio online sports betting markets. With these wins Paysafe enables payments for iGaming operators in 26 U.S. jurisdictions. Also, the company continues to expand its partner base, adding or expanding relationships such as Greyhound Lines during the first quarter of 2023 as well as ING Germany, Microsoft, and Virgin Voyages.

The company hosted a successful 2023 Analyst and Investor Day in mid-March and announced it will release results for the quarter ended March 31, 2023, before market open on May 16, 2023.

Cannae holds 3.4 Million PSFE shares, or approximately 6% of Paysafe’s outstanding shares. As of May 8, 2023, the aggregate gross value of these securities was approximately $49 Million

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
System1, Inc.
(NYSE: SST)

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development and growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners. For more information, visit www.system1.com.

Cannae records its share of equity in earnings or losses of System1 on a three-month lag. As of May 9, 2023, System1 has not filed its annual report for the period ended December 31, 2022, and accordingly, our equity in losses of unconsolidated affiliates for the three months ended March 31, 2023, includes our ratable share of System1's preliminary results of operations for the three months ended December 31, 2022.

Additionally, on March 17, 2023 System1 filed a Current Report on Form 8-K indicating investors should not rely on System1's financial statements for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022. Based upon an assessment of the impact of System1's preliminary restated results of operations and financial condition for these periods, we do not expect these restatements by System1 to have a material impact to Cannae's previously reported financial information.

During the quarter, the company also announced that it was named Microsoft Advertising's Supply Partner of the Year Americas, the second year in a row.

Cannae holds 27.1 Million shares of SST, or approximately 24% of outstanding shares. As of May 8, 2023, the aggregate gross value of these shares was approximately $86 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Black Knight Football
(Private)

Black Knight Football and Entertainment, LP ("BKFE"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development and enable efficient player migration across BKFE’s network of owned and operated clubs, while driving both strong on-field performance and financial results.

BKFE made notable progress on its multi-club strategy in its first six months, acquiring full ownership of AFC Bournemouth, an English professional football club, in December 2022 and following that in January 2023 with a significant minority holding in FC Lorient, a French club.

AFC Bournemouth. AFC Bournemouth (the "Cherries"), founded in 1899, is based in Kings Park, Boscombe, a suburb of Bournemouth, Dorset, England. The club competes in the highest level of the men's English football league system, the Premier League. Recent BKFE moves include:

•Made major investments into the First Team playing squad during the January 2023 transfer window, acquiring several talented players that have made an immediate impact on the pitch
•Installed a President of Business Operations as well as experienced partnership and ticketing professionals with a long track record of successful revenue generation in professional sports, including organizations in the NFL, NHL, MLB, collegiate athletics, and the UFC
•Modernized, repurposed, and upgraded several areas of Vitality Stadium, including the main concourse, and revamped the overall game presentation to promote a livelier atmosphere

FC Lorient. FC Lorient, founded in 1926, is based in Lorient, Brittany, France. The club has competed in Ligue 1, the top professional football league in France, for 13 of the last 16 seasons.

•Ligue 1 is home to some of the best academies in Europe
•FC Lorient has one of the youngest rosters in Ligue 1
•The club moved more than two dozen players in the January transfer window, including the transfer of Dango Ouattara to the Cherries

As of May 8, 2023, Cannae maintained an investment of $96 Million, or approximately 50% of BKFE, and has a commitment for an additional $40 Million due later in 2023.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Sightline Payments
(Private)

Sightline is the U.S. sports betting and casino gaming market’s leading digital payments provider and mobile app developer. Sightline leverages cutting-edge technology to apply modern solutions to a traditionally cash-based industry projected to grow to more than $150 Billion in the next few years. Sightline’s suite of mobile solutions gives consumers a safe, secure, and responsible way to fund their online and in-person gaming activities and enables casinos to offer cashless wagering and personalized loyalty options across the entire property. With more than 1.5 million Play+ accounts, 3.9 million mobile loyalty platform downloads, and 125+ partners across the sports betting, lottery, racing, and online and brick-and-mortar casino markets, Sightline is uniquely positioned to transform the traditional gaming landscape. For more information, visit sightlinepayments.com.

Sightline continues to refine its products with new functionality and funding methods such as Request for Payment (RFP) for money-in and Real Time Payments (RTP) for cash-outs, and is working to be one of the first in the gaming industry to bring FedNow to the market. Sightline has pioneered a new cash out solution that has received attention from several customers, who like this new Sightline product and its ease of use for cashouts. That product allows a patron to cash out to Play + (the company’s cashless product) and transfer those funds back to their bank account, use the associated debit card for open loop transactions or transfer those funds back to the gaming operator for future gaming activities.

Sightline signed several new Mobile + (Mobile Application) deals during the quarter including a major new casino that will be opening in Las Vegas later in 2023. The company continues to win Mobile + deals in the commercial and tribal casinos and uses that as an entry point to sell its award winning cashless solution for slots and table games. Sightline currently has a backlog of over 30 casino operators in implementation for the Mobile + product and a robust pipeline of future operators that are in the process of signing agreements for new Mobile + implementations, including a large Las Vegas-based operator with over 15 properties.
As of May 8, 2023, Cannae has invested $272 Million and owns 32% of Sightline’s equity.

AmeriLife Group, LLC
(Private)

AmeriLife is one of the leading independent marketing organizations and registered investment advisors in the US. The company employs more than 2,250 associates across the country, serving a growing population of more than 300,000 licensed agents and advisors in over 90 offices who, in turn, help enhance the health and financial wellbeing of more than 5 Million pre-retirees and retirees. For more information, visit AmeriLife.com.

AmeriLife continues to expand partnerships and invest in innovation and technology that provide its affiliates and agents an industry leading platform. Thus far in 2023, the company partnered with RGI Solutions to development enhancements to LeadStar, the proprietary, private leads platform created for AmeriLife. In April the company launched Atlas, a data platform that leverages proprietary internal and third party data to predict the most popular Medicare Advantage plans down to the county level, allowing AmeriLife affiliates to identify coverage gaps in their areas and build more performative and sustainable sales and marketing strategies.

The company also announced partnerships with LifeShield to launch exclusive Medicare Supplement and dental, vision and hearing combination products. Also, AmeriLife partnered with Axis Medicare Advisors, one of the nation’s top designers and distributors of market-leading Medicare Supplement and ancillary health products for Aetna. In January, a joint venture between AIMCOR Group and AmeriLife acquired KAFL Insurance Resources, one of the largest brokerage general agencies in the northeast.

As of May 8, 2023, Cannae owns approximately 5% of AmeriLife valued at approximately $89 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Computer Services, Inc.
(Private)

Computer Services, Inc. (CSI) delivers fintech, regtech and cybersecurity solutions to financial institutions and corporate customers, both foreign and domestic. In addition to its reputation for providing expert service, CSI focuses on propelling crucial technology advancements, accelerating speed-to-market and deploying solutions for fraud and anti-money laundering, account origination, small-to-medium businesses and treasury management, managed IT services and cybersecurity, real-time payments, open banking, Banking as a Service and more. From top global brands to community financial institutions across the nation, CSI delivers agile technology to its partners that’s designed to accelerate their growth and maximize their success. For more information, visit csiweb.com.

CSI’s core bank processing solution is a holistic, end-to-end integrated system that provides the foundation for everything financial institutions need to be competitive. A national leader in core banking solutions, CSI’s latest wins have extended its presence to 467 banks throughout the U.S., bringing its market share to 10%.

The company's record-setting fiscal year—spanning March 2022 through February 2023—included the signing of core banking agreements with 33 new banks, a more than 30% increase over CI’s previous record in 2021. The year marked notable milestones, with its $1.6 Billion acquisition by Centerbridge Partners, L.P. and Bridgeport Partners in November 2022, and an expansion beyond its work with financial institutions to include major wins with Fortune 500 companies, evidenced by a newly expanded partnership with a Silicon Valley giant.

CSI released its eighth-annual Banking Priorities Executive Report, in which the majority of respondents planned to invest in new technologies, and listed concerns over cybersecurity compliance and Anti-Money Laundering (“AML”) modernization. In 2023, the company announced several products and partnerships aimed at these issues, including the WatchDOG Fraud and WatchDOG AML products that use artificial intelligence and machine learning models to monitor, detect and report fraudulent or suspicious activity in real time. CSI also announced its new robust IT Governance Services, which, coupled with the company’s Compliance & Risk Management Services, combines best-in-class domain expertise with leading compliance technology.

The company continued to bolster its leadership team, adding industry veteran Linda Fischer as chief operating officer and John Blevin as senior vice president and general counsel.

As of May 8, 2023, Cannae holds a 9% indirect economic interest of CSI valued at approximately $86 Million.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
FIRST QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2023	2022
Three months ended March 31,
Restaurant revenue	$148.5	$162.1
Other operating revenue	5.8	5.3
Total operating revenue	154.3	167.4
Cost of restaurant revenue	131.6	145.4
Personnel costs	15.6	21.1
Depreciation and amortization	5.1	5.8
Other operating expenses, including asset impairments	24.7	70.7
Total operating expenses	177.0	243.0
Operating loss	(22.7)	(75.6)
Interest, investment and other income	2.8	—
Interest expense	(4.4)	(2.4)
Recognized gains (losses), net	52.1	(265.2)
Total other income (expense)	50.5	(267.6)
Earnings (loss) before tax	27.8	(343.2)
Income tax expense (benefit)	2.6	(61.9)
(Losses) earnings of unconsolidated affiliates	(32.1)	31.9
Less: loss attributable to noncontrolling interests	(2.8)	(1.8)
Net loss attributable to Cannae common shareholders	$(4.1)	$(247.6)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(0.05)	$(2.88)
EPS attributable to Cannae common shareholders - diluted	$(0.05)	$(2.88)
Cannae weighted average shares - basic	76.1	85.9
Cannae weighted average shares - diluted	76.1	85.9

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE

BALANCE SHEETS

	March 31, 2023	December 31, 2022
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$184.8	$247.7
Short term investments	105	34.9
Other current assets	23.4	26.1
Income tax receivable	—	1.9
Total current assets	313.2	310.6
Investments in unconsolidated affiliates	1,958.5	1,950.7
Equity securities, at fair value	366.1	384.9
Lease assets	152.5	156.0
Property and equipment, net	84.8	87.5
Other intangible assets, net	22.8	23.5
Goodwill	53.4	53.4
Deferred tax asset	31.1	22.7
Other long term investments and noncurrent assets	150.4	136.2
Total assets	$3,132.8	$3,125.5
Current liabilities:
Accounts payable and other accrued liabilities	$77.2	$79.0
Income taxes payable	8.3	—
Lease liabilities	21.8	22.8
Deferred revenue	15.0	18.6
Notes payable	1.5	2.3
Total current liabilities	123.8	122.7
Notes payable, long term	100.4	95.1
Lease liabilities, long term	148.7	151.0
Accounts payable and other accrued liabilities, long term	41.3	41.8
Total liabilities	414.2	410.6
Additional paid in capital	1,945.8	1,936.2
Retained earnings	1,210.6	1,214.7
Treasury stock	(414.1)	(414.0)
Accumulated other comprehensive loss	(16.9)	(18.1)
Noncontrolling interests	(6.8)	(3.9)
Total equity	2,718.6	2,714.9
Total liabilities and equity	$3,132.8	$3,125.5

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
BOOK VALUE SUMMARY
(In Millions) (Unaudited)
The following is a summary of the book value of the Company by investment, net of applicable deferred taxes:

	March 31, 2023	December 31, 2022

Dun & Bradstreet	$841.8	$856.6
Alight	511.1	515.7
Ceridian	304.6	321.8
Sightline Payments	242.7	252.0
System1	145.5	149.4
Black Knight Football	94.7	52.2
Paysafe	94.2	94.0
Computer Services	84.4	86.1
AmeriLife	76.6	72.0
Restaurant Group	66.8	69.8
Other investments and holding company assets and liabilities, net	74.4	63.1
Holding company cash and short term investments	273.5	266.7
Unallocated taxes	(0.2)	4.1
Holding company debt	(84.7)	(84.7)
Cannae book value	$2,725.4	$2,718.8
Outstanding Cannae shares	76.5	76.3
Cannae book value per share	$35.63	$35.63
INVESTED CAPITAL
(In Millions) (Unaudited)

The following is the cost of invested capital for the Company's portfolio used in determining management fees payable to our external manager, Trasimene Capital Management, LLC.

	March 31, 2023	December 31, 2022

Dun & Bradstreet	$862.8	$862.8
Alight	440.5	440.5
Paysafe	318.5	318.5
Sightline Payments	272.0	272.0
System1	232.2	232.2
Restaurant Group	105.8	105.8
Computer Services	86.1	86.1
Black Knight Football	92.5	52.2
AmeriLife	34.5	31.0
Other	70.5	60.5
Total cost of invested capital	2,515.4	2,461.6

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; (xi) merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight's Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that it does not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and Alight stakeholders to provide useful supplemental information that enables a better comparison of Alight's performance across periods. Adjusted EBITDA is a non-GAAP measure used by management and stakeholders to evaluate Alight's core operating performance.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Ceridian

Ceridian uses certain non-GAAP financial measures including EBITDA and Adjusted EBITDA. Ceridian defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring items. Ceridian believes that these non-GAAP financial measures are useful to management and investors as supplemental measures to evaluate its overall operating performance including comparison across periods and with competitors. Ceridian's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA is a component of Ceridian’s management incentive plan.

Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of a subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

D&B Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended March 31,
Net loss attributable to D&B	$(33.7)	$(31.3)
Depreciation and amortization	145.4	149.4
Interest expense, net	53.9	46.9
Income tax benefit	(11.8)	(9.3)
EBITDA	153.8	155.7
Other (income) expense, net	(0.6)	9.3
Equity in net income of affiliates	(0.8)	(0.7)
Net income attributable to noncontrolling interest	0.9	1.5
Equity-based compensation	20.5	10.7
Restructuring costs	4.2	5.3
Merger and acquisition-related operating costs	2.6	5.1
Transition costs	8.4	6.9
Other adjustments	1.0	(3.7)
Adjusted EBITDA	$190.0	$190.1

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Alight Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended March 31,
Net loss	$(74.0)	$(13.0)
Interest expense, net	33.0	29.0
Income tax (benefit) expense	(8.0)	1.0
Depreciation and amortization	104.0	96.0
EBITDA	55.0	113.0
Share-based compensation	37.0	33.0
Transaction and integration expenses (1)	2.0	6.0
Restructuring	26.0	6.0
Loss (gain) from change in fair value of financial instruments	25.0	(13.0)
Loss (gain) from change in fair value of tax receivable agreement	8.0	(5.0)
Other	1.0	2.0
Adjusted EBITDA	$154.0	$142.0
_____________________________________________
(1) Transaction and integration expenses relate to acquisition activity.

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE
Ceridian

Cannae accounts for its investment in Ceridian at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Ceridian.

Further information on Ceridian's (NYSE: CDAY) financial results can be found in its filings with the SEC and its investor relations website at http://investors.ceridian.com.

Ceridian Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended March 31,
Net earnings (loss)	$9.9	$(27.4)
Depreciation and amortization	22.1	20.9
Interest expense, net	9.2	5.8
Income tax expense	18.5	3.0
EBITDA	59.7	$2.3
Foreign exchange loss (gain)	1.1	(0.8)
Share-based compensation	40.2	35.5
Severance charges	—	17.3
Restructuring consulting fees	0.8	1.9
Other non-recurring items	3.6	1.2
Adjusted EBITDA	$105.4	$57.4

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE

Paysafe
Cannae accounts for its investment in Paysafe using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Paysafe's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

The Company reports its results on a three-month lag. Accordingly, our results of operations for the three months ended March 31, 2023 and 2022 include our ratable portion of Paysafe's net (loss) earnings for the three months ended December 31, 2022 and 2021, respectively. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its interest in Paysafe.

Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Paysafe Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2022	2021
Three months ended December 31,
Net (loss) earnings	$(33.7)	$90.5
Interest expense, net	37.6	21.5
Income tax expense (benefit)	0.2	(19.0)
Depreciation and amortization	67.7	64.0
EBITDA	71.8	157.0
Share-based compensation	17.1	8.9
Impairment expense on goodwill and intangible assets	1.0	—
Restructuring and other costs	3.6	3.6
Other income, net	14.1	(64.1)
Adjusted EBITDA	$107.6	$105.4

CANNAE HOLDINGS, INC. / FIRST QUARTER 2023 UPDATE

Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman

Richard N. Massey
Chief Executive Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
EVP, General Counsel and Corporate Secretary

Charles R. Curley, Jr.
EVP, General Counsel

Brett A. Correia
Chief Accounting Officer

FIRST QUARTER 2023
CONFERENCE CALL DETAILS

Date: May 9, 2023
Time: 5:00 pm ET
Participant dial-in: 1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for International callers 1-412-317-6671, and providing the access code 10177683. The telephonic replay will be available until 11:59 pm ET on May 16, 2023. Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website immediately following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman
Cannae Holdings, Inc.
Managing Member
Trasimene Capital Management, LLC

David Aung, CFA
Investment Officer
City of San Jose, California

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman & Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President & Chief Executive Officer
Wynmark Company

Frank R. Martire
Executive Chairman
NCR Corporation

Richard N. Massey
Chief Executive Officer
Cannae Holdings, Inc.
Senior Managing Director
Trasimene Capital Management, LLC

Erika Meinhardt
Executive Vice President
Fidelity National Financial, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
3883 Howard Hughes Parkway, Suite 400
Las Vegas, NV 89169

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis, jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com